EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-132864 on Form S-1 of our report dated March 24, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) relating to the financial statements for the year ended December 31, 2004 of MacroChem Corporation appearing and incorporated by reference in the Annual Report on Form 10-K of MacroChem Corporation for the year ended December 31, 2006, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 30, 2007



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